Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2017

Company Announces Special Cash Dividend of $0.21 Per Share

HIGH POINT, N.C. (June 13, 2017) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 30, 2017.

Fiscal 2017 Full Year Highlights

▪
Net sales were $309.5 million, down 1.1 percent compared with the prior year, with mattress fabric sales up 2.4 percent, a record year, and upholstery fabric sales down 6.1 percent over the prior year.

▪	Pre-tax income was $29.7 million, the highest annual pre-tax income in Culp’s history, and a 6.4 percent increase compared with the previous record of $27.9 million in pre-tax income for fiscal 2016.

▪	Net income was $22.3 million, or $1.78 per diluted share, compared with net income of $16.9 million, or $1.36 per diluted share, in fiscal 2016.

▪	Return on capital was 32 percent, equal to last year’s record performance.

▪
Cash flow from operations was $33.0 million, up from $26.8 million in fiscal 2016.  Free cash flow for the year was strong at $18.3 million, up 20 percent compared with $15.2 million last year, after spending $14.0 million in capital expenditures, including vendor-financed payments and investment in Haiti.

▪
Cash and cash equivalents, short-term investments and long-term investments held-to-maturity totaled $54.2 million, up 29 percent and a record level, compared with $42.1 million at the end of the previous fiscal year, with no debt outstanding.

▪	Capital expenditures, including vendor-financed payments and investment in Haiti, totaled $14.0 million, compared with $11.5 million a year ago.

▪	For fiscal 2017, the company paid $6.3 million in dividends, of which $2.6 million was for a special dividend.

Fiscal 2017 Fourth Quarter Highlights

▪	Net sales were $77.4 million, with both mattress fabric sales and upholstery fabric sales relatively flat compared with the fourth quarter last year.

▪	Pre-tax income was $7.0 million, which included approximately $250,000 of plant consolidation expenses, down 2.3 percent compared with $7.2 million in the fourth quarter of fiscal 2016.

▪	The GAAP effective income tax rate was 11.1 percent; the consolidated adjusted effective income tax rate was 17.5 percent

▪	Net income was $6.2 million, or $0.49 per diluted share, compared with net income of $3.6 million, or $0.29 per diluted share, in the prior year period.

▪
The company announced a special cash dividend of $0.21 per share, equal to last year’s payment and the fifth special dividend in the past six fiscal years, and a quarterly cash dividend of $0.08 per share, both payable in July 2017.

Financial Outlook for First Quarter Fiscal 2018

▪
The projection for first quarter fiscal 2018 is for overall sales to be comparable to the previous year’s first quarter.  Pre-tax income for the first quarter of fiscal 2018 is expected to be in the range of $7.8 million to $8.4 million.  Included in this range is approximately $300,000 of expected plant consolidation expenses.  Pre-tax income for the first quarter of fiscal 2017 was $8.5 million.  The company expects fiscal 2018 to be another solid year for free cash flow.

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

Overview

For the fourth quarter ended April 30, 2017, net sales were $77.4 million, compared with $77.3 million a year ago.  On a pre-tax basis, the company reported income of $7.0 million, which included approximately $250,000 of plant consolidation expenses, compared with pre-tax income of $7.2 million for the fourth quarter of fiscal 2016.  The company reported net income of $6.2 million, or $0.49 per diluted share, for the fourth quarter of fiscal 2017, compared with net income of $3.6 million, or $0.29 per diluted share, for the fourth quarter of fiscal 2016.  The effective GAAP income tax rate was 11.1 percent for the fourth quarter of fiscal 2017, compared with 49.8 percent for the fourth quarter of last year.  The 11.1 percent effective income tax rate was primarily affected by a reversal of an uncertain income tax position in a foreign jurisdiction.  The consolidated adjusted effective income tax rate was 17.5 percent for the fourth quarter of fiscal 2017, compared with 18.6 percent for the prior year. (A reconciliation of consolidated adjusted effective income tax rate to consolidated GAAP effective income tax rate is presented on page 7.)

Net sales for fiscal 2017 were $309.5 million, compared with net sales of $312.9 million in fiscal 2016.  On a pre-tax basis, the company reported income of $29.7 million for fiscal 2017, compared with pre-tax income of $27.9 million in fiscal 2016.  Net income for fiscal 2017 was $22.3 million, or $1.78 per diluted share, compared with $16.9 million, or $1.36 per diluted share, in fiscal 2016.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our results for the fourth quarter were in line with expectations, capping off an outstanding performance for Culp in fiscal 2017 in spite of a more challenging retail environment for home furnishings.  While our overall annual sales were slightly lower than the prior year, our mattress fabric segment had another record performance with total annual sales surpassing the previous year’s level.  Notably, our pre-tax income for the year was the highest in the company’s history.  Further, we achieved excellent cash flow from operations and free cash flow and continued high returns on capital for the year.  Finally, we ended the year with no debt and $54.2 million in total cash and investments, which is the highest level achieved in the company’s history.

“Throughout fiscal 2017, we demonstrated consistent execution of our product-driven strategy in both businesses, as a result of our relentless focus on design creativity and product innovation.  Our ability to offer a diverse product mix and meet the changing demands of our customers has served us well in the marketplace.  At the same time, we have continued to make substantial investments in our mattress fabric business to enhance our production capabilities, improve our operating efficiencies and continue to provide exceptional customer service.  Our newest product introductions and ability to reach different market segments have produced favorable results for the upholstery fabric business, and we look forward to the opportunities ahead to build on this momentum.

“We are pleased to announce today that our Board of Directors approved a special cash dividend of $0.21 per share, which is equal to last year’s payment and in line with our capital allocation strategy, as well as approved our regular quarterly cash dividend of $0.08 per share.  This marks the fifth special dividend payment in the past six years for Culp.  We are proud of our dividend history, reflecting our commitment to delivering value to our shareholders.  At the same time, we have the financial strength and cash flow generation to support our strategy and take advantage of additional growth opportunities, including a more active look at potential strategic acquisitions in each of our businesses.  Having sufficient capital ready to deploy is an important part of our capital allocation strategy and a vital element in meeting our growth objectives,” added Saxon.

Mattress Fabric Segment

Sales for this segment were $48.8 million for the fourth quarter, down 0.1 percent, compared with sales of $48.9 million in the fourth quarter of fiscal 2016.  For fiscal 2017, mattress fabric sales were $190.8 million, up 2.4 percent, compared with $186.4 million in fiscal 2016.

“Our results for the fourth quarter were in line with expectations, reflecting consistent execution of our strategy during a period of disruption in the mattress industry and a soft retail sales environment,” said Iv Culp, president of Culp’s mattress fabric division.  “Overall, we were pleased to meet our objectives for the quarter.

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

“Notably, we delivered another record performance in fiscal 2017, topping the previous year’s results with the highest annual mattress fabric sales and profits in Culp’s history.  Our focus on design and innovation continues to distinguish our products in the marketplace.  Having a favorable product mix of mattress fabrics and sewn covers across most price points and style trends has allowed us to execute our diversification strategy and enhance our strong value proposition.

“We are especially pleased to achieve these outstanding results during a period of major transition across our production facilities.  Throughout the past year, we have made substantial investments and significant changes within our multi-country production facilities that will enable us to build upon our success and improve our service to customers.  Our expansion projects in North Carolina, including a new distribution center and knitted fabric plant consolidation, were substantially complete as of the fourth quarter of fiscal 2017.  We expect to have all of the equipment relocated and new installations finalized during the first quarter of fiscal 2018.  As a result, we will have expanded our capacity and created a more efficient production platform to support our continuous improvement initiatives and long-term growth strategy.  Additionally, we completed the expansion at our Canadian operation, with additional finishing equipment and a new distribution center that will allow us to ship directly to our customers in Canada.  Together, these major investments will significantly enhance our ability to serve all of our customers and strengthen Culp’s leadership position in North America.

“Our results for the year include a growing contribution from CLASS, our mattress cover business. Importantly, CLASS has allowed us to develop new products with our core customers and to reach new customers and additional market segments, especially the Internet ‘bed in a box’ space, with solid growth prospects.  Along with our other consolidation projects in North Carolina, we plan to move our CLASS production platform during July 2017 to a new location that offers more efficient and streamlined production flow and access to a larger labor pool.  Additionally, this facility will include expanded showroom and product development space to further support our ability to capture new market opportunities and respond to changing demand trends with more robust product development activity.  Our previously announced joint venture mattress cover production facility in Haiti is under construction and is expected to commence operations in September or October 2017.  This new operation will complement our U.S. production capabilities with additional capacity via a mirrored platform, thus improving our ability to meet customer demand while remaining cost-competitive.

“Looking ahead, we are well positioned to execute our strategy in spite of the current uncertainty in the mattress industry.  We have a solid market position throughout the industry with strong customer relationships in all product categories.  More importantly, we have worked hard to create a sustainable production and distribution platform that will favorably position Culp for the long-term.  While short-term demand trends remain uncertain, we are confident in our ability to deliver another solid performance in fiscal 2018,” said Culp.

Upholstery Fabric Segment

Sales for this segment were $28.5 million for the fourth quarter, up 0.6 percent compared with sales of $28.4 million in the fourth quarter of fiscal 2016.  For fiscal 2017, upholstery fabric sales were $118.7 million, down 6.1 percent compared with $126.4 million in fiscal 2016.

“Our results for the fourth quarter of fiscal 2017 were in line with expectations,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “In spite of relatively flat sales growth, we were pleased with our overall operating performance and higher profitability compared with the fourth quarter of fiscal 2016.

“For fiscal 2017, while the modest decline in annual sales reflects the soft retail environment for residential furniture that has persisted for most of the past fiscal year, we were able to grow margins and report comparable profitability to last year.  In spite of the market challenges, we continued to execute our product-driven strategy with a sustained focus on innovation and creative designs, offering a more diverse product mix and expanding our sales into new markets.  Over the past year, we made progress in each of these key areas of focus.  Our design team has done an outstanding job in keeping pace with current style trends and meeting the changing demands of our customers. Notably, our ‘performance line’ of highly durable, stain-resistant upholstery fabrics was a strong performer for Culp in fiscal 2017.  We are encouraged by the momentum we are seeing in this product category, and we look forward to the additional sales opportunities this provides for Culp.

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

“While we faced a generally weaker sales environment in the residential furniture market, we achieved meaningful sales growth in the hospitality area, which accounted for a higher percentage of our overall sales in fiscal 2017 compared with the prior year.  This trend is encouraging, as we continue our focus on diversifying our sales mix.

“Our global production capabilities provide a strong competitive advantage for Culp, and we have continued to leverage our flexible and scalable China platform to support our product-driven strategy.  Sales of China produced fabrics accounted for 92 percent of upholstery fabric sales in fiscal 2017, and our operating performance for the year reflects an increasingly diverse product mix of fabric styles and price points as well as a more favorable currency exchange rate in China.

“Looking ahead, in spite of uncertain retail market conditions, we have many reasons to be optimistic about the opportunities for our upholstery fabric business.  Our recent showing at the April furniture market was encouraging with strong placements for Culp, especially with our ‘performance line’ of fabrics, providing confidence in our sales prospects for fiscal 2018.  We will continue to pursue our same product-driven strategy and identify new market opportunities, including exploring potential acquisitions in the hospitality market that will complement our upholstery fabric business, which is principally in the residential market.  As the overall economy, housing market and consumer confidence improves, we believe Culp is well positioned to benefit from a return to more robust spending for home furnishings,” said Chumbley.

Balance Sheet

“We are pleased to end fiscal 2017 with a strong financial position,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “As of April 30, 2017, we reported $54.2 million in cash and cash equivalents, short-term investments and long-term investments held-to-maturity, a record level for Culp and up 29 percent from the previous year’s ending balance of $42.1 million, with no debt.  This year over year increase in cash was achieved despite spending $14.0 million for capital expenditures, including vendor-financed payments and investment in Haiti, and returning $6.3 million to shareholders in regular and special dividends.  Cash flow from operations for fiscal 2017 was $33.0 million, compared with $26.8 million in fiscal 2016.  Free cash flow for the year was $18.3 million, compared with last year’s $15.2 million, representing a 20 percent year over year increase. (See reconciliation of free cash flow on page 8).

“As we look to fiscal 2018, we expect another solid year of free cash flow, with capital expenditures expected to be comparable to fiscal 2017 and modest projected growth in working capital.  We are well positioned to make the capital investments and any potential acquisitions that may develop to support our growth strategy, as well as continue to return funds to our shareholders,” added Bowling.

Dividends and Share Repurchases

Consistent with its capital allocation strategy to return funds to shareholders through dividends and share repurchases, the company announced that its Board of Directors has approved the payment of a special cash dividend of $0.21 per share.  In addition, the Board approved the payment of the company’s quarterly cash dividend of $0.08 per share.  Both of these payments will be made on July 17, 2017, to shareholders of record as of July 3, 2017.

The company did not repurchase any shares in fiscal 2017, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, and including the special and regular dividends to be paid in July, the company will have returned approximately $50.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook for First Quarter Fiscal 2018

Commenting on the outlook for the first quarter of fiscal 2018, Saxon remarked, “At this time, we expect overall sales to be comparable to the first quarter of fiscal 2017.

“With ongoing uncertainty in the mattress industry, we expect first quarter sales in our mattress fabric business to be slightly lower than the first quarter of fiscal 2017, which was an exceptionally strong first quarter performance.  Operating income and margins in this segment, including approximately $300,000 in plant consolidation expenses, are expected to be moderately lower than the record quarterly performance for the same period a year ago.  Overall, we expect to see improvement in our quarterly operating results as we move forward in fiscal 2018.

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

“In our upholstery fabrics business, we expect first quarter sales to be slightly higher compared with the first quarter of fiscal 2017.  We believe the upholstery fabrics segment’s operating income and margins will be slightly higher compared with the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2018 in the range of $7.8 million to $8.4 million, including approximately $300,000 in plant consolidation expenses.  Pre-tax income for last year’s first quarter was $8.5 million.

“Based on our current budget, capital expenditures for fiscal 2018 are expected to be comparable to the previous year.  Additionally, the company expects another solid year of free cash flow, even after another year of high capital expenditures and modest growth in working capital.”

In closing, Saxon remarked, “We are pleased with Culp’s performance in fiscal 2017 and our ability to execute our strategy in an uncertain market environment.  Our success reflects our capacity to leverage our outstanding design capabilities and deliver a diverse range of innovative fabrics that keep pace with customer demand and style trends.  At the same time, we are identifying new market opportunities and positioning Culp for growth in those markets.  Importantly, we have followed a disciplined capital allocation strategy, allowing us to make substantial capital investments to support our continued growth and return significant funds to shareholders.  While short-term demand trends for home furnishings are difficult to predict, we believe Culp is well positioned in the marketplace, and we look forward to the opportunities before us in fiscal 2018.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 15, 2016, for the fiscal year ended May 1, 2016.

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 30,	May 1,	April 30,	May 1,
	2017	2016	2017	2016

Net sales	$77,350,000	$77,253,000	$309,544,000	$312,860,000
Income before income taxes	$6,999,000	$7,167,000	$29,696,000	$27,898,000
Net income	$6,198,000	$3,601,000	$22,334,000	$16,935,000
Net income per share:
Basic	$0.50	$0.29	$1.81	$1.38
Diluted	$0.49	$0.29	$1.78	$1.36

Average shares outstanding:
Basic	12,340,000	12,257,000	12,312,000	12,302,000
Diluted	12,567,000	12,434,000	12,518,000	12,475,000

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

Consolidated Adjusted Effective Income Tax Rate
For the Twelve Months Ended April 30, 2017, and May 1, 2016
(Unaudited)
(Amounts in Thousands)

		TWELVE MONTHS ENDED

		Amounts
		April 30,	May 1,
		2017	2016

Consolidated Effective GAAP Income Tax Rate	(1)	24.7%	39.3%

Non-Cash U.S. Income Tax Expense		(18.2)%	(20.3)%

Reversal of Foreign Uncertain Income Tax Position		11.6%	0.0%

Other Non-Cash Foreign Income Tax Expense		(0.6)%	(0.4)%

Consolidated Adjusted Effective Income Tax Rate	(2)	17.5%	18.6%

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

Reconciliation of Free Cash Flow
For the Twelve Months Ended April 30, 2017, and May 1, 2016
(Unaudited)
(Amounts in thousands)

	Twelve Months Ended	Twelve Months Ended
	April 30, 2017	May 1, 2016

Net cash provided by operating activities	$32,981	$26,795
Minus: Capital expenditures	(11,858)	(11,475)
Minus: Investment in unconsolidated joint venture	(1,129)	-
Add: Proceeds from the sale of equipment	141	233
Minus: Payments on life insurance policy	(18)	(18)
Minus: Payments on vendor-financed capital expenditures	(1,050)	-
Minus: Purchase of long-term investments (Rabbi Trust)	(1,351)	(1,649)
Add: Excess tax benefits related to stock-based compensation	657	841
Effect of exchange rate changes on cash and cash equivalents	(56)	498

Free Cash Flow	$18,317	$15,225

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CFI Announces Results for Fourth Quarter and Fiscal 2017

June 13, 2017

Reconciliation of Return on Capital
For the Twelve Months Ended April 30, 2017, and May 1, 2016
(Unaudited)
(Amounts in thousands)

	Twelve Months Ended	Twelve Months Ended
	April 30, 2017	May 1, 2016

Consolidated Income from Operations	$30,078	$28,338
Average Capital Employed (2)	95,055	88,691

Return on Average Capital Employed (1)	31.6%	32.0%

Average Capital Employed

	April 30, 2017	January 29, 2017	October 30, 2016	July 31, 2016	May 1, 2016

Total assets	$205,634	$191,056	$179,127	$183,360	$175,142
Total liabilities	(57,004)	(48,742)	(43,178)	(51,925)	(46,330)

Subtotal	$148,630	$142,314	$135,949	$131,435	$128,812
Less:
Cash and cash equivalents	(20,795)	(15,659)	(13,910)	(45,549)	(37,787)
Short-term investments	(2,443)	(2,410)	(2,430)	(2,434)	(4,359)
Long-term investments - Held-to-Maturity	(30,945)	(30,832)	(31,050)	-	-
Long-term investments - Rabbi Trust	(5,466)	(5,488)	(4,994)	(4,611)	(4,025)
Income taxes receivable	-	-	-	-	(155)
Deferred income taxes - non-current	(419)	(422)	(581)	(1,942)	(2,319)
Income taxes payable - current	287	217	513	358	180
Income taxes payable - long-term	467	1,817	3,734	3,779	3,841
Deferred income taxes - non-current	3,593	2,924	1,699	1,532	1,483
Line of credit	-	-	-	7,000	-
Deferred compensation	5,520	5,327	5,171	5,031	4,686
Total Capital Employed	$98,429	$97,788	$94,101	$94,599	$90,357

Average Capital Employed (2)	$95,055

	May 1, 2016	January 31, 2016	November 1, 2015	August 2, 2015	May 3, 2015

Total assets	$175,142	$173,551	$168,947	$166,879	$171,300
Total liabilities	(46,330)	(48,477)	(45,972)	(48,154)	(51,873)

Subtotal	$128,812	$125,074	$122,975	$118,725	$119,427
Less:
Cash and cash equivalents	(37,787)	(31,713)	(31,176)	(25,933)	(29,725)
Short-term investments	(4,359)	(4,259)	(6,320)	(6,336)	(10,004)
Long-term investments - Rabbi Trust	(4,025)	(3,590)	(3,279)	(2,893)	(2,415)
Income taxes receivable	(155)	(23)	(75)	(142)	(229)
Deferred income taxes - non-current	(2,319)	(4,312)	(3,415)	(4,405)	(5,169)
Current maturities of long-term debt	-	-	-	2,200	2,200
Income taxes payable - current	180	622	305	392	325
Income taxes payable - long-term	3,841	3,480	3,655	3,634	3,792
Deferred income taxes - non-current	1,483	1,209	1,206	1,071	982
Deferred compensation	4,686	4,495	4,421	4,280	4,041
Total Capital Employed	$90,357	$90,983	$88,297	$90,593	$83,225

Average Capital Employed (2)	$88,691

Notes:

(1) Return on average capital employed represents operating income for the fiscal 2017 or 2016 divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments - Held -To-Maturity, long-term investments - Rabbi Trust, current maturities of long-term debt, line of credit, noncurrrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2) Average capital employed used for the twelve months ending April 30, 2017 was computed using the five quarterly periods ending April 30, 2017, January 29, 2017, October 30, 2016, July 31, 2016 and May 1, 2016.
Average capital employed used for the twelve months ending May 1, 2016 was computed using the five quarterly periods ending May 1, 2016, January 31, 2016, November 1, 2015, August 2, 2015 and May 3, 2015.

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